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                                                                       Exhibit 7


                       INVERNESS MEDICAL TECHNOLOGY, INC.

                              AMENDED AND RESTATED
                        2000 STOCK OPTION AND GRANT PLAN

                        INCENTIVE STOCK OPTION AGREEMENT


150,000 Shares         AWARDED FEBRUARY 12, 2001
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     Pursuant to its Amended and Restated 2000 Stock Option and Grant Plan (the
"2000 Plan"), Inverness Medical Technology, Inc. (the "Company") hereby grants to RON ZWANZIGER (the "Optionee") an option (the "Option") to purchase on or prior to FEBRUARY 12, 2011 (the "Expiration Date") all or any part of 150,000 shares of Common Stock of the Company, par value $.001 per share ("Option Shares") at a price of $30.65 per share in accordance with the schedule set forth in SECTION 1 hereof and subject to the terms and conditions set forth hereinafter and in the 2000 Plan. This Option shall be construed in a manner to qualify it as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be governed by the laws of Delaware. Capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the 2000 Plan.

     1. VESTING SCHEDULE. Subject to the provisions of SECTION 4 hereof and
SECTION 5 of the 2000 Plan, this Option shall become vested and exercisable with respect to the following whole number of Option Shares according to the timetable set forth below:

                                   Percentage of Shares              Cumulative
       Numbers of Years               Shares Becoming                Percentage
     After Date of Grant          Available for Exercise              Available
     -------------------          ----------------------             ----------
Less than 1 year                             0%                           0%
At least 1 year                             25%                          25%
At least 2 years                            25%                          50%
At least 3 years                            25%                          75%
At least 4 years                            25%                         100%

     2. MANNER OF EXERCISE. The Optionee may exercise this Option only in the following manner: from time to time on or prior to the Expiration Date of this Option, the Optionee may give written notice to the Company's Option Committee (the "Administrator") of his election to purchase some or all of the vested Option Shares purchasable at the time of such notice. Such notice shall specify the number of shares to be purchased.

     Payment of the purchase price for the Option Shares may be made by one or more of the following methods:

          (a) in cash, by certified or bank check or other instrument acceptable to the Administrator;


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          (b) in the form of shares of Common Stock, par value $.001 per share, of the Company (the "Common Stock") that are not then subject to restrictions under any Company plan and that have been held by the Optionee for at least six (6) months, if permitted by the Administrator in its discretion. Such surrendered shares shall be valued at Fair Market Value on the exercise date; or

          (c) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price; provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure.

Payment instruments will be received subject to collection. The delivery of certificates representing the Option Shares will be contingent upon the Company's receipt from the Optionee (or a purchaser acting in his stead in accordance with this Option) by the Company of the full payment for the Option Shares, as set forth above, and any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Option Shares to be purchased pursuant to the exercise of this Option under the 2000 Plan and any subsequent resale of the Option Shares will be in compliance with applicable laws and regulations.

     If requested upon the exercise of this Option, certificates for shares may be issued in the name of the Optionee jointly with another person or in the name of the executor or administrator of the Optionee's estate.

     Notwithstanding any other provision hereof or of the 2000 Plan, no portion of this Option shall be exercisable after the Expiration Date hereof.

     3. NON-TRANSFERABILITY OF OPTION. This Option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution and this Option shall be exercisable, during the Optionee's lifetime, only by the Optionee.

     4. TERMINATION OF EMPLOYMENT. If the Optionee's employment by the Company and its Subsidiaries is terminated, the extent to which and the period within which the Option may be exercised shall be as set forth below.

          (a) TERMINATION BY REASON OF DEATH. If the Optionee's employment by the Company and its Subsidiaries is terminated by reason of death, any Option held by the Optionee shall become fully exercisable and may thereafter be exercised by the Optionee's legal representative or legatee for a period of 12 months (or such longer period as the Administrator shall specify at any time) from the date of death or until the Expiration Date, if earlier.

          (b) TERMINATION BY REASON OF DISABILITY. If the Optionee's employment by the Company and its Subsidiaries is terminated by reason of Disability, any Option held by the Optionee shall become fully exercisable and may thereafter be exercised for a period of 12 months (or such longer period as the Administrator shall specify at any time)

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     from the date of such termination of employment or until the Expiration
     Date, if earlier. Except as otherwise provided by the Administrator at any time, the death of the Optionee during the twelve (12) month period provided in this Section 4(b) shall extend such period for 12 months from the date of death or until the Expiration Date, if earlier.

          (c) TERMINATION BY REASON OF RETIREMENT. If the Optionee's employment by the Company and its Subsidiaries is terminated by reason of Retirement, any Option held by the Optionee may thereafter be exercised to the extent it was exercisable and the time of such termination, for a period of 12 months (or such other period as the Administrator shall specify at any tune) from the date of such termination of employment or until the Expiration Date, if earlier.

          (d) TERMINATION FOR CAUSE. If the Optionee's employment by the Company and its Subsidiaries is terminated for Cause, any Option held by the Optionee, including any Option that is immediately exercisable at the time of such termination, shall immediately terminate and be of no further force and effect; provided, however, that the Administrator may, in its sole discretion, provide that such Option can be exercised for a period of up to 30 days from the date of such termination of employment or until the Expiration Date, if earlier.

          (e) OTHER TERMINATION. Unless otherwise determined by the Administrator, if the Optionee's employment by the Company and its Subsidiaries is terminated for any reason other than death, Disability, Retirement or Cause, any Option held by the Optionee may thereafter be exercised, to the extent exercisable on the date of such termination of employment, for a period of three (3) months (or such longer period as the Administrator shall specify at any time) from the date of termination or until the Expiration Date, if earlier.

For this purpose, neither a transfer of employment from the Company to a Subsidiary (or from a Subsidiary to the Company) nor an approved leave of absence shall be deemed a "termination of employment."

     5. OPTION SHARES. The Option Shares are shares of Common Stock as constituted on the date of this Option, subject to adjustment as provided in
SECTION 3 of the 2000 Plan.

     6. NO SPECIAL EMPLOYMENT RIGHTS. This Option will not confer upon the Optionee any right with respect to continuance of employment by the Company or its Subsidiary, nor will it interfere in any way with any right of the Optionee's employer to terminate the Optionee's employment at any time.

     7. RIGHTS AS A SHAREHOLDER. The Optionee shall have no rights as a shareholder with respect to any Common Stock that may be purchased by exercise of this Option unless and until a certificate or certificates representing such shares are duly issued and delivered to the Optionee. Except as otherwise expressly provided in the 2000 Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

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     8. QUALIFICATION UNDER SECTION 422. It is understood and intended that the
Option granted hereunder shall qualify as an "incentive stock option" as defined in Section 422 of the Code. Accordingly, the Optionee understands that in order to obtain the benefits of an incentive stock option under Section 422 of the Code, no sale or other disposition may be made of any Option Shares acquired upon exercise of this Option within the one-year period beginning on the day after the day of the transfer of such Option Shares to him or her, nor within the two-year period beginning on the day after the grant of this Option. If the Optionee intends to dispose or does dispose (whether by sale, gift, transfer or otherwise) of any such Option Shares within these periods, he or she will notify the Company within thirty (30) days after such disposition.

     Options which become exercisable for the first time by the Optionee during any calendar year will only qualify as incentive stock options under Section 422 of the Code to the extent that the aggregate fair market value of the Option Shares underlying such Options as of the date of grant does not exceed S100,000. Any such Options relating to Option Shares in excess of $100,000 will be treated as nonqualified stock options under the Code.

     9. TAX WITHHOLDING. No later than the date as of which part or all of the value of any shares of Common Stock received under the 2000 Plan first becomes includible in the Optionee's gross income for Federal tax purposes, the Optionee shall make arrangements with the Company in accordance with SECTION 11 of the 2000 Plan regarding the payment of any federal, state or local taxes required to be withheld with respect to such income.

     10. THE 2000 PLAN. In the event of any discrepancy or inconsistency between this Agreement and the 2000 Plan, the terms and conditions of the 2000 Plan shall control.

     11. MISCELLANEOUS. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to Optionee at the address set forth below or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

                                       INVERNESS MEDICAL TECHNOLOGY, INC.



                                       By: /S/ KENNETH D. LEGG
                                          -------------------------------------
                                       Name: KENNETH D. LEGG
                                            -----------------------------------
                                       Title: EXECUTIVE VICE PRESIDENT
                                             ----------------------------------


     Receipt of the foregoing Option is acknowledged and its terms and conditions are hereby agreed to:



                                       /S/ RON ZWANZIGER, Optionee
                                       ---------------------------------
                                       Ron Zwanziger




                                       Date:_____________________________


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